EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Thomas M. Buonaiuto Executive Vice President & Chief Financial Officer (845) 365-4615

U.S.B. HOLDING CO., INC., UNION STATE BANK’S PARENT COMPANY,
REPORTS EARNINGS FOR THE 2006 THIRD QUARTER
AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006

Orangeburg, NY, October 25, 2006 - Thomas E. Hales, Chairman of the Board and Chief Executive Officer of U.S.B. Holding Co., Inc. (the “Company”) (NYSE: UBH), the parent company of Union State Bank (the “Bank”), with consolidated assets of $3.0 billion, announced today that the Company’s net income for the three months ended September 30, 2006 was $8.1 million compared to $8.4 million for the three months ended September 30, 2005, a decrease of $0.3 million, or 3.4 percent. Diluted earnings per common share for the quarter ended September 30, 2006 was $0.36 compared to $0.37 for the prior year period, a decrease of 2.7 percent. The Company’s third quarter 2006 net income resulted in a 15.27 percent return on average common stockholders’ equity and a 1.13 percent return on average total assets, as compared to 17.05 percent and 1.18 percent, respectively, for the prior year period.

For the nine months ended September 30, 2006, net income was $23.5 million compared to $24.6 million for the nine months ended September 30, 2005, a decrease of $1.1 million, or 4.7 percent. Diluted earnings per common share was $1.03 for the nine months ended September 30, 2006 compared to $1.10 for the prior year period, a decrease of 6.4 percent. The Company’s net income for the nine months ended September 30, 2006 resulted in a 14.94 percent return on average common stockholders’ equity and a 1.11 percent return on average total assets, as compared to 17.21 percent and 1.17 percent, respectively, for the 2005 period.

The decreases in the 2006 third quarter and nine months ended September 30, 2006 net income and diluted earnings per common share compared to the 2005 periods were primarily due to decreases in net interest income, and for the nine month period, an increase in the provision for credit losses. The decreases in net income and diluted earnings per common share for both 2006 periods were partially offset by gains on securities transactions and a decrease in non-interest expenses.

Net interest income decreased 2.7 percent to $23.2 million for the quarter ended September 30, 2006 and 1.9 percent to $69.4 million for the nine months ended September 30, 2006 compared to the prior year third quarter and nine month periods, respectively. The primary reason for the decrease in net interest income in both 2006 periods was a decrease in the tax equivalent net interest margin to 3.41 percent and 3.49 percent for the three and nine months ended September 30, 2006, as compared to 3.62 percent and 3.61 percent for the 2005 periods, respectively. These decreases were partially offset by increases in average interest earning assets of $83.3 million, or 3.1 percent, and $47.5 million, or 1.8 percent, for the September 30, 2006 three and nine month periods, respectively, as compared to the prior year periods.

The net interest margin may continue to be negatively affected if the U.S. Treasury yield curve maintains an inverted position resulting in short-term interest rates at higher levels than medium- to long-term interest rates, or, to a lesser extent, begins to flatten resulting in short-term interest rates at similar levels to medium- and long-term interest rates. If short-term interest rates begin to decrease resulting in a steepening U.S. Treasury yield curve, the net interest margin would be positively affected.

The provision for credit losses increased to $1.3 million for the nine months ended September 30, 2006 compared to $0.6 million for the 2005 period. The increase was primarily due to an increase in a specific reserve required for one relationship related to non-performing real estate construction loans totaling $2.4 million as of September 30, 2006. Non-performing assets at September 30, 2006 decreased to $3.7 million compared to $9.0 million and $9.9 million at December 31, 2005 and September 30, 2005, respectively. The decrease was primarily due to a payoff of non-performing construction loans totaling $4.7 million and charge-offs of two business loans totaling $0.4 million.

Mr. Hales commented that, “Non-performing assets primarily consist of one relationship and the ratio to total assets of 0.12 percent is extremely low, especially when considering our $1.5 billion loan portfolio.” He further stated that, “Loan growth has been strong during the third quarter of 2006 and the momentum is expected to continue into the fourth quarter as loan officers have been benefiting from loan originations to both new and existing borrowers. The increase in earning assets has helped to offset some of the compression in the net interest margin. Our exceptional products and services and prudent pricing of loans and deposits will be key factors in maximizing the Company’s performance. Also, the Bank received regulatory approvals for the opening of two new Orange County, New York, branches, which will enhance the distribution of the Bank’s products and services. One branch is scheduled to be opened in Washingtonville later in the 2006 fourth quarter and the other in Monroe during the year 2007.”

Non-interest income decreased $0.2 million and $0.3 million for the three and nine months ended September 30, 2006, respectively, compared to the prior 2005 periods. The decreases were primarily due to lower levels of service charges on deposit accounts, loan prepayment fees, and investment product sales.

The decrease in net income for the three and nine months ended September 30, 2006 was partially offset by $0.3 million and $0.9 million reductions in non-interest expenses despite recognizing $0.4 million and $0.9 million of stock option expense, respectively. Stock option expense recorded in 2006 was due to the implementation of a new accounting pronouncement, “Accounting for Stock-Based Compensation,” which began on January 1, 2006.

The decrease in non-interest expenses of 2.1 percent to $13.1 million and 2.2 percent to $38.9 million for the three and nine months ended September 30, 2006, respectively, as compared to the prior year periods were primarily due to decreases in legal expenses for an appeal related to litigation involving a non-performing real estate construction loan, employee incentive compensation and medical benefits, and advertising costs related to the “Get to Know Us” television campaign developed in 2005.

Mr. Raymond J. Crotty, President and Chief Operating Officer of the Company and the Bank, added, “Management remains diligent in the constant scrutiny of operating expenses, which has more than offset the stock option expense recorded in 2006. We are also proud of our efficiency ratio of nearly 50 percent for both periods in 2006, which demonstrates that management has command of the Company’s resources.”

Gains on securities transactions were $0.4 million for both the three and nine months ended September 30, 2006. The gains on securities transactions primarily resulted from the sale of $47.0 million of collateralized mortgage obligations. There were no gains on securities transactions during the 2005 periods. The Company recognized gains on sales of loans of $0.3 million from the sale of $7.1 million of residential mortgages during the three and nine months ended September 30, 2005. There were no gains on sales of loans during the 2006 periods.

The effective rate for the provision for income taxes for the three and nine months ended September 30, 2006 increased to 32.8 percent and 32.6 percent, respectively, compared to 32.4 percent and 32.1 percent for the 2005 periods.

The Company operates through its banking subsidiary, Union State Bank, a commercial bank currently with 29 branches, of which 26 are located in Rockland and Westchester Counties, New York, and one branch each located in Stamford, Connecticut, Manhattan, New York City, and Orange County, New York. The Bank also operates four loan production offices in Rockland, Westchester, and Orange Counties, New York, and Stamford, Connecticut. Further information on the Company can be found on the Bank’s website at www.unionstate.com.

Forward-Looking Statements: This Press Release contains a number of “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “intend,” “should,” “will,” “would,” “could,” “may,” “planned,” “estimated,” “potential,” “outlook,” “predict,” “project” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate.

The Company's forward-looking statements are only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.

U.S.B. HOLDING CO., INC.
SELECTED FINANCIAL INFORMATION - UNAUDITED
(in thousands, except ratios and share amounts)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2006	2005	2006	2005
Consolidated summary of
operations data:
Interest income	$130,927	$117,259	$45,625	$40,546
Interest expense	61,550	46,571	22,475	16,761
Net interest income	69,377	70,688	23,150	23,785
Provision for credit losses	1,344	571	37	95
Non-interest income	5,238	5,555	1,679	1,849
Gains on securities transactions	431	—	426	—
Gains on sales of loans	—	314	—	314
Non-interest expenses	38,863	39,722	13,105	13,390
Income before income taxes	34,839	36,264	12,113	12,463
Provision for income taxes	11,354	11,633	3,968	4,032
Net income	$23,485	$24,631	$8,145	$8,431

Consolidated common share data:
Basic earnings per share	$1.08	$1.14	$0.37	$0.39
Diluted earnings per share	$1.03	$1.10	0.36	$0.37
Weighted average shares	21,746,909	21,567,925	21,751,565	21,685,896
Adjusted weighted average shares	22,708,031	22,466,223	22,641,540	22,605,328
Cash dividends per share	$0.42	$0.40	$0.14	$0.14

Selected balance sheet data at period end:	September 30, 2006	December 31, 2005	September 30, 2005
Securities available for sale,
at estimated fair value	$440,385	$375,990	$404,370
Securities held to maturity	738,124	746,851	721,789
Loans, net of unearned income	1,534,456	1,474,984	1,469,703
Allowance for loan losses	15,822	15,164	15,163
Total assets	3,004,520	2,758,226	2,983,847
Deposits	1,990,037	1,847,202	2,076,835
Borrowings	708,177	622,159	592,255
Subordinated debt issued in connection
with corporation-obligated mandatory
redeemable capital securities of
subsidiary trusts	61,858	61,858	61,858
Stockholders’ equity	217,768	204,153	200,024
Tier 1 capital	281,956	266,823	261,478
Book value per common share	$10.02	$9.40	$9.20
Common shares outstanding	21,741,169	21,713,805	21,732,559
Selected balance sheet financial ratios:
Leverage ratio	9.75%	9.47%	9.15%
Allowance for loan losses to total loans	1.03%	1.03%	1.03%
Non-performing assets to total assets	0.12%	0.33%	0.33%

	Nine Months Ended		Three Months Ended
Selected income statement data for	September 30,		September 30,
the period ended:	2006	2005	2006	2005
Return on average total assets	1.11%	1.17%	1.13%	1.18%
Return on average common
stockholders’ equity	14.94%	17.21%	15.27%	17.05%
Efficiency ratio	50.80%	50.93%	51.53%	51.02%
Net interest spread - tax equivalent	3.34%	3.50%	3.25%	3.53%
Net interest margin - tax equivalent	3.49%	3.61%	3.41%	3.62%

U.S.B. HOLDING CO., INC.

AVERAGE BALANCE INFORMATION - UNAUDITED

	Nine Months Ended September 30,		Three Months Ended September 30,
	2006	2005	2006	2005
	(000’s)		(000’s)
ASSETS
Federal funds sold	$27,472	$55,226	$30,029	$82,855
Securities[1]	1,209,677	1,120,353	1,258,667	1,135,286
Loans[2]	1,486,081	1,500,116	1,493,654	1,480,898
Earning assets	2,723,230	2,675,695	2,782,350	2,699,039
Assets	$2,832,270	$2,801,004	$2,894,790	$2,861,898

LIABILITIES AND STOCKHOLDERS’ EQUITY
Non-interest bearing deposits	$311,648	$341,446	$314,263	$354,861
Interest bearing deposits	1,537,360	1,551,099	1,548,224	1,576,474
Total deposits	1,849,008	1,892,545	1,862,487	1,931,335
Borrowings	685,705	611,937	717,994	602,716
Subordinated debt issued in connection
with corporation-obligated
mandatory redeemable capital
securities of subsidiary trusts	61,858	61,858	61,858	61,858
Interest bearing liabilities	2,284,923	2,224,894	2,328,076	2,241,048
Stockholders’ Equity	$209,566	$190,761	$213,373	$197,818

[1]	Securities exclude mark-to-market adjustment required by FASB No. 115.

[2]
Loans are net of both the unearned discount and the allowance for loan losses. Nonaccruing loans are included in average balances for purposes of computing average loans, average earning assets, and total assets.

U.S.B. HOLDING CO., INC.

SUPPLEMENTAL FINANCIAL INFORMATION - UNAUDITED

	Consolidated Balance Sheet Data at September 30,
	2006	2005
	(000's)
Commercial (time and demand) loans	$167,793	$159,892
Construction and land development loans	406,312	351,206
Commercial mortgages	585,322	609,128
Residential mortgages	289,098	259,336
Home equity loans	75,831	81,780
Personal installment loans	1,877	1,632
Credit card loans	6,990	6,564
Other loans	3,266	2,995
Deferred commitment fees	2,033	2,830
Intangibles	2,816	4,153
Goodwill	1,380	1,380
Nonaccrual loans	3,710	9,902
Restructured loans	127	134
Reserve for unfunded loan commitments and standby letters of credit	1,038	1,116
Non-interest bearing deposits	378,820	442,211
Interest bearing deposits	1,611,217	1,634,624

	Consolidated Income Statement Data for the
	Nine Months Ended September 30,		Three Months Ended September 30,
	2006	2005	2006	2005
	(000's)
Interest income - tax equivalent	$132,814	$119,007	$46,228	$41,159
Net interest income - tax equivalent	71,264	72,436	23,753	24,398
Deposit service charges	2,489	2,749	826	918
Other income	2,749	2,806	853	931
Salaries and employee benefits expense	24,627	24,866	8,363	8,277
Occupancy and equipment expense	5,885	5,783	1,995	1,921
Advertising and business development expense	1,941	1,974	666	804
Professional fees expense	1,153	1,726	379	588
Communications expense	980	970	337	302
Stationery and printing expense	432	423	136	110
Amortization of intangibles	838	861	277	285
Other expense	3,007	3,119	952	1,103
Net charge-offs	754	61	438	68